                                                                  EXHIBIT 99.9




                          PURCHASE AND SALE AGREEMENT



                                    BETWEEN


                            ORION ACQUISITION, INC.


                                      AND


                               HS RESOURCES, INC.
                            (COLLECTIVELY, "SELLER")


                                      AND


                       WATTENBERG RESOURCES LAND, L.L.C.
                                   ("BUYER")





                             DATED: MARCH 26, 1996

                               TABLE OF CONTENTS

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

1.        Purchase and Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.        The Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          2.1       Leases, Mineral Interests, Overrides and Wells  . . . . . . . . . . . . . . . . . . . . . . . . .   1
          2.2       Incidental Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.        Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

4.        Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

5.        Apportionment of Production, Revenues, Taxes and other Expenses   . . . . . . . . . . . . . . . . . . . . .   2

6.        Buyer's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          6.1       Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          6.2       Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          6.3       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          6.4       Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          6.5       Securities Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          6.6       Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

7.        Seller's Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          7.1       Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          7.2       Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          7.3       Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          7.4       Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          7.5       Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.6       Reserve Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.7       SEC Reports and Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.8       Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          7.9       Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          7.10      Preferential Purchase Rights and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          7.11      No Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.12      Gas Balancing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.13      Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.14      Operations in Progress  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.15      Hydrocarbon Sales Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.16      Proceeds of Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          7.17      Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.18      Bills in the Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.19      Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.20      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          7.21      Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9





                                      (i)

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

          7.22      Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          7.23      Tax Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          7.24      HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

8.        Certain Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          8.1       Treatment of Production Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

9.        Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          9.1       Cooperation and Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          9.2       Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

10.       Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          10.1      Seller's Closing Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          10.2      Buyer's Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

11.       Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          11.1      Payment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          11.2      Section 15.2 Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          11.3      Notice of Preferential Rights and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          11.4      Assignment; Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          11.5      Non-Foreign Ownership Affidavits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.6      Gas Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.7      Evidence of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.8      Seller's Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.9      Opinion of Seller's Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.10     Buyer's Manager's Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.11     Opinions on Behalf of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.12     Management Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          11.13     Additional Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

12.       Post-Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          12.1      Files and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          12.2      Sales Taxes and Recording Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          12.3      Purchase Price Rebates for Defective Interests  . . . . . . . . . . . . . . . . . . . . . . . . .  14
          12.4      Purchase Price and Other Rebates for Exercised Preferential Purchase Rights, Failure to
                    Obtain Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          12.5      Allocation of Commingled Production and Costs   . . . . . . . . . . . . . . . . . . . . . . . . .  14
          12.6      Performance of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

13.       Apportionment of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          13.1      Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          13.2      Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





                                      (ii)

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
14.       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          14.1      Buyer's Indemnification of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          14.2      Seller's Indemnification of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          14.3      Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

15.       Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          15.1      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          15.2      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          15.3      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          15.4      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          15.5      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          15.6      Assignment; Rights of Lender under Credit Agreement   . . . . . . . . . . . . . . . . . . . . . .  18
          15.7      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          15.8      Complete Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          15.9      Knowledge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          15.10     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          15.11     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                     (iii)

                                LIST OF EXHIBITS

Exhibit A           Leases
Exhibit B           Wells (showing WI and NRI)
Exhibit C           Form of Wellbore Assignment of Oil and Gas Leases with Reservations of Production Payment and
                    Reversion Interest
Exhibit D           Form of Option Agreement
Exhibit E           Reserve Report
Exhibit F           Preferential Purchase Rights and Consents
Exhibit G           Prepayments
Exhibit H           Gas Imbalances
Exhibit I                      Operations in Progress
Exhibit J           Hydrocarbon Sales Contracts
Exhibit K           Legal Proceedings
Exhibit L           Tax Partnerships [RESERVED FOR POST-CLOSING DELIVERY AS PER Section  8.2]
Exhibit M           Form of Non-Foreign Ownership Affidavits
Exhibit N           [Reserved]
Exhibit O           Form of Seller's Officer's Certificate
Exhibit P           Forms of Opinion of Seller's Counsel
Exhibit Q           Form of Buyer's Manager's Certificate
Exhibit R           Forms of Opinions on Behalf of Buyer
Exhibit S           Form of Management Agreement
Exhibit T           Form of Subordinated Note





                                      (iv)

                          PURCHASE AND SALE AGREEMENT


                 This Purchase and Sale Agreement ("AGREEMENT"), dated March 26, 1996, is between HS Resources, Inc., a Delaware corporation ("HS") and its wholly-owned subsidiary, Orion Acquisition, Inc. (collectively, "SELLER") and Wattenberg Resources Land, L.L.C., a Delaware limited liability company ("BUYER").


                                    RECITALS

                 Seller is the owner of certain oil and gas leasehold interests, mineral interests and overriding royalty interests, as more specifically described below in Section 2, which Seller desires to sell and Buyer desires to purchase pursuant to the terms and conditions of this Agreement.


                                   AGREEMENT

                 IN CONSIDERATION of the Purchase Price set forth below in
Section 4, the reservations of the "PRODUCTION PAYMENT" and the "REVERSION INTEREST" and the grant of the "OPTION" (as such terms are defined below), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                 1. PURCHASE AND SALE. Seller agrees to convey the Assets to Buyer and Buyer agrees to purchase the Assets from Seller, all pursuant to the terms and conditions of this Agreement. Seller will convey the Assets subject to (i) a production payment (the "PRODUCTION PAYMENT"), a reversionary interest (the "REVERSION INTEREST"), and other reservations and obligations as specifically set forth in the Wellbore Assignment of Oil and Gas Leases With Reservations of Production Payment and Reversion Interest in a form substantially similar to Exhibit C (the "ASSIGNMENT"), and (ii) the Option Agreement to be granted to Seller in a form substantially similar to Exhibit D (the "OPTION").

                 2. THE ASSETS. The "ASSETS" shall be all of the following, subject to the interests covered by clauses (i) and (ii) under
Section 1 above:

                          2.1     LEASES, MINERAL INTERESTS, OVERRIDES AND
WELLS. Seller's right, title and interest in and to the oil and gas leases and mineral interests described in Exhibit A, including any and all overriding royalty interests owned by Seller in such leases, but insofar and only insofar as said leases and mineral interests cover the right to produce the wells described in Exhibit B from the intervals identified in Exhibit B in such wells as of the Effective Date (the above described interest in such leases being herein called the "LEASES" and the above described interest in such wells being herein called the "WELLS"), and subject to any restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to such Leases and Wells as set forth herein;

                          2.2     INCIDENTAL RIGHTS.  All of Seller's right,
title and interest in and to the following insofar and only insofar as same are attributable to the Leases and the Wells:

                                  (a)      UNITIZATION AND POOLING AGREEMENTS.
All presently existing and valid oil, gas or mineral unitization, pooling, operating and communitization agreements, declarations and orders affecting the Leases and Wells, and in and to the properties covered and the units created thereby;

                                  (b)      PERSONAL PROPERTY.  The personal
property and fixtures that are appurtenant to the Wells, including all wells, casing, tubing, pumps, separators, tanks, lines and other personal property and oil field equipment appurtenant to such Wells;

                                  (c)      AGREEMENTS.  All presently existing
and valid oil and gas sales, purchase, gathering and processing contracts and operating agreements, joint venture agreements, partnership agreements, rights-of-way, easements, permits, surface leases and other contracts, agreements and instruments, but specifically excluding the "OPERATIVE DOCUMENTS" (as defined to collectively refer to this Agreement, the Assignment, the Management Agreement (defined in Section 11.12), and the Option (defined in Section 11.4).

Seller shall remain co-owner of any "AGREEMENTS," "PERSONAL PROPERTY" and "UNITIZATION AND POOLING AGREEMENTS" to the extent they pertain to any property or formation subject to the Reversion Interest, reacquired by the Seller pursuant to the Option or other otherwise owned by Seller that is not exclusively part of the Assets.

                 The interests in the Leases and the Wells set forth in Section
2.1 and the incidental rights set forth in Section 2.2, to the extent associated with the Leases and the Wells, shall collectively be referred to as the "INTERESTS."

                 3. EFFECTIVE DATE. The purchase and sale of the Assets shall be effective, for all purposes, including allocation of revenue, expenses and taxes, as of March 29, 1996 at 7:00 a.m. local time at the site of the Assets (the "EFFECTIVE DATE").

                 4. PURCHASE PRICE. The purchase price for the Assets shall be $23,850,000 (the "PURCHASE PRICE"). Buyer shall pay the Purchase Price to Seller by assuming $23,100,000 of debt under HS's Credit Agreement with The Chase Manhattan Bank, N.A., as agent for itself and the banks as are signatory thereto (the "HS/CHASE CREDIT AGREEMENT"), and by issuing to Seller a $750,000 promissory note in substantially the form of Exhibit T (the "Subordinated Note"), which Note is subordinate to the Superior Obligations and the Production Payment.

                 5. APPORTIONMENT OF PRODUCTION, REVENUES, TAXES AND OTHER EXPENSES. Buyer shall be entitled to revenue from the sale of hydrocarbons produced from the Assets on or after the Effective Date. Buyer shall pay for costs and expenses incurred with respect to the Assets on or after the Effective Date. Seller shall be entitled to revenue from the sale of hydrocarbons produced from the Assets before the Effective Date, and shall pay for costs and expenses incurred with respect to the Assets prior to the Effective Date. Taxes relating to the Assets, including ad valorem, property, production, severance and other taxes (other than income taxes) shall be allocated in the same manner as other expenses. Taxes that are measured by or that relate to production shall be treated as expenses in connection with such production regardless of the period for which such taxes are assessed.

                 6. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer makes the following representations and warranties as of the date of this Agreement:

                          6.1     EXISTENCE.  Buyer is a limited liability
company, duly organized, validly existing and formed under the laws of the State of Delaware, and Buyer is duly qualified to carry on its business, and is duly qualified and in good standing, in each of the states in which the nature of its business and activities requires it to be so qualified.

                          6.2     POWER AND AUTHORITY.  Buyer has all requisite
power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with, (i) any provision of Buyer's organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                          6.3     AUTHORIZATION.  The execution, delivery and
performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer.

                          6.4     EXECUTION AND DELIVERY.  This Agreement has
been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

                          6.5     SECURITIES LAWS.  Buyer is purchasing the
Assets for Buyer's own account, not for public distribution thereof, and Buyer shall not sell or transfer all or any part of, or any interest in, the Assets in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or the securities laws of any state.

                          6.6     BROKERS' FEES.  Buyer has incurred no
liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                 7. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties as of the date of this
Agreement:

                          7.1     EXISTENCE.  Seller is a corporation duly
organized and validly existing under the laws of the State of Delaware, and Seller is duly qualified to carry on its business, and is in good standing in the States of Colorado and California and in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Assets or the transaction contemplated by this Agreement.

                          7.2     POWER AND AUTHORITY.  Seller has all
requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of Seller's certificate of incorporation, bylaws or governing documents, (ii) any material agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller; provided that, the representations and warranties contained in clauses (ii) and (iii) of this Section 7.2 are subject to (a) consents of or filings with the United States Department of Interior or the applicable state agencies or authorities in connection with the assignment of any federal or state leases or any interest therein to the extent such consents are typically received or filings typically made subsequent to such assignment ("GOVERNMENTAL CONSENTS"), (b) preferential rights to purchase all or any portion of the Assets and consent to or notices of assignment necessary to convey all or any portion of the Assets which are not Governmental Consents, and (c) any violation of any maintenance of uniform interest provision in any applicable operating agreement.

                          7.3     AUTHORIZATION.  The execution, delivery and
performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

                          7.4     EXECUTION AND DELIVERY.  This Agreement has
been duly executed and delivered on behalf of Seller, and all documents, instruments and schedules required hereunder to be executed and delivered by Seller have been, where appropriate, duly executed and will be delivered on the Effective Date. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

                          7.5     BROKERS' FEES.  Seller has incurred no
liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                          7.6     RESERVE REPORT.  The term "RESERVE REPORT"
shall mean the reserve report prepared by Seller and dated as of the Effective Date, which is based on reserves as of December 31, 1995, as adjusted by estimated production from January 1, 1996 through the Effective Date, and attached hereto as Exhibit E. To Seller's best knowledge, the average price for sales of hydrocarbons (based on contract prices for existing effective contracts, adjusted for regional transportation costs), historical costs of operations, production volumes, and payout data used by Seller in the preparation of the Reserve Report were, on the dates so used, accurate in all material respects.

                          7.7     SEC REPORTS AND FINANCIAL INFORMATION.  To
the best of Seller's knowledge, HS Resources, Inc. has filed with the Securities and Exchange Commission ("SEC") all required forms, reports, schedules and proxy statements ("SEC REPORTS"). To the best of Seller's knowledge, as of their respective dates, the SEC Reports complied in all material respects with applicable securities laws and the rules and regulations promulgated thereunder. To the best of Seller's knowledge, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement made therein, in the light of the circumstances under which they were made, not misleading. The statements contained in the SEC Reports regarding Seller's financial status (collectively, the "FINANCIAL STATEMENTS") have been prepared from, and are in accordance with, the books and records of Seller and the Financial Statements represent fairly the financial position of Seller as of the dates or for the periods presented in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, except as noted therein (due to changes in accounting).

                          7.8     LIENS.  Except for the burdens and
obligations created by or arising under the Leases and except for Permitted Encumbrances, the Assets are free and clear of all Encumbrances. As used herein, the term "ENCUMBRANCES" shall mean all royalties, overriding royalties, production payments, debts, liens, mortgages, security interests, and encumbrances. As used herein, the term "PERMITTED ENCUMBRANCES" shall mean the following:

                                  (i)      the burdens, encumbrances and
                 obligations attributable to mortgages and liens held on or against the Assets, or any portion thereof, as of the Effective Date arising under or created pursuant to that certain Credit Agreement dated as of March 25, 1996 between Buyer and The Chase Manhattan Bank, N.A., for itself and as agent on behalf of those banks that are or become a party thereto (as it may be amended or supplemented from time to time, the "CREDIT AGREEMENT");

                                  (ii)     the burdens, encumbrances and
                 obligations created by or arising under the Wells and other agreements affecting the Assets, and all royalties, overriding royalties, net profits interests, carried interests, reversionary interests, back-in rights and other burdens taken into account in computing the net revenue interests ("NRI") and working interests ("WI") set forth on Exhibit B for the Wells;

                                  (iii)    all rights to consent by, required
                 notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

                                  (iv)     rights of reassignment upon
                 surrender of the Leases held by predecessors in interest to Seller;

                                  (v)      easements, rights-of-way,
                 servitudes, permits, licenses, surface leases and other rights in respect of surface use to the extent these do not materially interfere with operations or production on or from the Assets;

                                  (vi)     rights and regulatory powers
                 reserved to or vested in any municipality or governmental, statutory or public authority;

                                  (vii) all Material Contracts to the extent same do not reduce Seller's interest in the production from the Wells to less than the NRI set forth on Exhibit B or increase the Seller's obligations in respect of costs to greater than the WI set forth on Exhibit B;

                                  (viii)   any (x) undetermined or inchoate
                 liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (y) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

                                  (ix)     any liens for taxes not yet
                 delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

                                  (x)      any liens or security interests
                 created by law or reserved in Leases for royalty, bonus or rental or for compliance with the terms of the Leases;

                                  (xi)     any prohibitions or restrictions
                 similar to the Maintenance of Uniform Interest Provisions contained in Article VIII.D. of the A.A.P.L. Form 610-1982 Model Form Operating Agreement and any contribution obligations under provisions similar to Article VII.B of such Model Form Operating Agreement;

                                  (xii)    all preferential rights to purchase
                 all or any portion of the Assets and consents to or notices of assignment necessary to convey all or any portion of the Assets set forth on Exhibit F or which are not described in item (iii) of this definition of Permitted Encumbrances;

                                  (xiii)   all agreements and obligations set
                 forth on Exhibit H relating to imbalances with respect to the production, transportation or processing of gas or calls or purchase options on oil or gas production;

                                  (xiv)    all agreements and obligations
                 relating to gathering, transportation or processing of gas or oil production;

                                  (xv)     all treating, processing, sales or
                 marketing agreements set forth on Exhibit J which have a fee based on a percentage of proceeds or an obligation to transfer certain volumes of gas or oil production in-kind;

                                  (xvi) all obligations set forth on Exhibit G by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of "take or pay" or similar provisions, to deliver gas produced from or attributable to the Assets after the Effective Date without then or thereafter being entitled to receive full payment therefor;

                                  (xvii)   all liens, charges, encumbrances,
                 contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate will not interfere materially with the operation, value or use of such Asset;

                                  (xviii)  the burdens, encumbrances and
                 obligations created by or arising under this Agreement, the Assignment, Option, Management Agreement or Gas Purchase Agreement.

                          7.9     TITLE.  Seller has Defensible Title to the
Interests. The term "DEFENSIBLE TITLE" means such title of Seller in the Leases that, subject to and except for the Permitted Encumbrances, entitles Seller to receive an interest in production from the Wells not less than the respective NRIs in the Wells as set forth on Exhibit B, and entitles Seller to own the respective WIs in the Wells as set forth on Exhibit B under applicable state law and for federal income tax purposes. Any Well or Lease for which Seller has less than Defensible Title as of the date of this Agreement shall be called a "DEFECTIVE INTEREST." Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.3.

                          7.10    PREFERENTIAL PURCHASE RIGHTS AND CONSENTS.
To Seller's best knowledge, except as set forth in Exhibit F, there do not exist any preferential rights to purchase all or any portion of the Assets. To Seller's best knowledge, except for consents from its lender banks, Governmental Consents and other matters as set forth in Exhibit F, there are no consents or waivers necessary to convey any material portion of the Assets pursuant to this Agreement. Buyer's exclusive remedy for Seller's breach of this representation and warranty (other than for consents from the lender banks) is set forth in Section 12.4.

                          7.11    NO PREPAYMENTS.  To Seller's best knowledge,
except as set forth in Exhibit G, Seller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment, hedging or any other arrangement, to deliver any material portion of hydrocarbons produced from the Wells at some future time without then or thereafter receiving full payment therefor. Buyer's exclusive remedy for Seller's breach of this representation and warranty shall be treated the same as a Defective Interest as set forth in Section 12.13.

                          7.12    GAS BALANCING.  To Seller's best knowledge,
except as set forth in Exhibit H, no material portion of hydrocarbons produced from the Wells are subject to a gas imbalance or other arrangement requiring delivery of hydrocarbons after the Effective Date without receiving full payment therefor. Buyer's exclusive remedy for Seller's breach of this representation and warranty shall be treated the same as a Defective Interest as set forth in Section 12.13.

                          7.13    LEASES.  To Seller's best knowledge, all
royalties, rentals and other payments due by Seller under the Leases have been properly and timely paid except where the failure to pay same will not have a material adverse effect on the value of the particular Asset. To Seller's best knowledge, all Leases are presently in full force and effect. To Seller's best knowledge, Seller has not received a written notice of material default under any Lease that could result in cancellation of the Lease. Any Lease which is not presently in full force and effect, or for which Seller has not paid all royalties, rentals or other payments due by Seller, or for which Seller is in material default as of the date of this Agreement shall be treated as a Defective Interest. Buyer's exclusive remedy for Seller's breach of this representation and warranty is set forth in Section 12.3.

                          7.14    OPERATIONS IN PROGRESS.  Except for
operations disclosed on Exhibit I and normal daily operating expenses, as of the date of this Agreement there are no operations in progress with respect to the Assets which are reasonably expected to exceed $35,000 in cost net to Seller's interest and which shall be payable in whole or in part on or after the Effective Date.

                          7.15    HYDROCARBON SALES CONTRACTS.  Except as
specifically indicated in Exhibit J and for calls on production, options to purchase or similar rights with respect to production from the Wells, no material portion of the hydrocarbons produced from the Wells is subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons except those which can be terminated by Seller upon not more than three months notice.

                          7.16    PROCEEDS OF PRODUCTION.  To Seller's best
knowledge, Seller is currently receiving from all purchasers of production from the Wells at least the NRI set forth in Exhibit B without suspense or any indemnity other than the normal division order warranty of title, except where the failure to receive same would not have a material adverse effect on the value of the Well in question.

                          7.17    MATERIAL CONTRACTS.  To Seller's best
knowledge, and subject to the execution of new contracts in the ordinary course of business if a contract has expired or has been terminated, all contracts material to the Assets are in full force and effect (the "MATERIAL CONTRACTS"). Seller has not received written notices of material default under the Material Contracts that remain uncured.

                          7.18    BILLS IN THE ORDINARY COURSE.  In the
ordinary course of business and to Seller's best knowledge, Seller is current on its payments for all costs and expenses pertaining to the Assets, except where such payments are being contested in good faith.

                          7.19    LEGAL PROCEEDINGS.  Except as set forth on
Exhibit K, no suit, action or other proceeding is pending against Seller or, to Seller's best knowledge, threatened in writing against Seller before any court, governmental agency, arbitrator or other panel that relates to the Assets or the transaction contemplated by this Agreement that might (i) impair Seller's ability to consummate the transaction contemplated by this Agreement or (ii) cause the impairment or loss of Seller's title to any material portion of the Assets or the value thereof or (iii) hinder or impede the operation or enjoyment of the Leases in any material respect insofar as they relate to the Assets.

                          7.20    COMPLIANCE WITH LAWS.  To Seller's best
knowledge, all laws, rules, regulations, ordinances and orders (of all governmental and regulatory bodies having authority over the Assets) material to the operation of the Assets have been complied with in all material respects.

                          7.21    ENVIRONMENTAL MATTERS.  To Seller's best
knowledge, no conditions exist on the Assets that would subject Seller or Buyer to any damages, remedial action, injunctive relief or other liability under any Environmental Laws, including without limitation, all costs associated directly or indirectly with cleanup, removal, closure or other response actions; provided that Seller or Buyer may be subject to such matters which are (i) routine in the operation of the Assets and (ii) in the aggregate not material to the value of the Assets as a whole. Seller and its predecessors have obtained and are in material compliance with all material permits, licenses and approvals affecting the Assets and required under Environmental Laws.

                          As used herein, the term "ENVIRONMENTAL LAWS" shall
mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions where the Assets are located, or where any hazardous substances generated by or disposed of by Seller are located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and

Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. The terms "HAZARDOUS SUBSTANCE," "RELEASE" and "THREATENED RELEASE" have the meanings specified in CERCLA, and the terms "SOLID WASTE" and "DISPOSAL" (or "DISPOSED") have the meanings specified in RCRA and the term "OIL" shall have the meaning specified in OPA; provided, however, in the event either CERCLA, RCRA or OPA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement, and provided further that, to the extent the laws of the state in which any Asset is located established a meaning for "HAZARDOUS SUBSTANCE," "RELEASE," "SOLID WASTE" or "DISPOSAL" which is broader than that specified in either CERCLA, RCRA, or OPA, such broader meaning shall apply.

                          7.22    PAYMENT OF TAXES.  To Seller's best
knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Assets which are currently due and payable have been properly and timely paid, except to the extent such taxes are being contested in good faith in the ordinary course of business.

                          7.23    TAX PARTNERSHIPS.  Within 60 days from the
Effective Date, Seller will prepare and deliver to Buyer an Exhibit L, setting forth the extent to which any portion of the Assets (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes "PARTNERSHIP PROPERTY" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "CODE")) of a tax partnership. In addition to all other remedies available to Buyer, Seller agrees to indemnify Buyer for all costs, losses, damages, penalties or expenses incurred by Buyer as a result of any of the Assets having been contributed to or currently owned by a tax partnership, and Buyer may elect, with a proportionate rebate in the Purchase Price in accordance with the procedures of Section 12.3 and the provisions of Section 12.4, to reassign such Assets to Seller. For purposes of this Section 7.23, a "TAX PARTNERSHIP" is any entity, organization or group deemed to be a partnership within the meaning of Section 761 of the Code or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reason of elections made, pursuant to Section 761(a) of the Code and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions. With respect to any tax partnership that may be identified on Exhibit L, Seller and Buyer shall cooperate to ensure that they elect a basis adjustment under
Section 754 of the Code in connection with the transaction contemplated by this Agreement, and to the effect that the consummation of the transaction contemplated by this Agreement will not result in a termination of such tax partnership.

                          7.24    HSR ACT.  Seller has determined in good faith
that the conveyance of the Assets to Buyer pursuant to this Agreement and the Assignment does not require disclosure under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 8.       CERTAIN TAX MATTERS.

                          8.1     TREATMENT OF PRODUCTION PAYMENT.  Seller and
Buyer intend that the Production Payment reserved by Seller in the Assignment will be treated as a mortgage loan under Section 636 of the Code and not as an "ECONOMIC INTEREST" in the Assets.

                 9.       COVENANTS.

                          9.1     COOPERATION AND ACCESS.  Seller shall fully
cooperate with Buyer's post-Closing due diligence efforts, both at Seller's offices and at the site of the Assets.

                          9.2     INSURANCE.  At or prior to the Closing Date,
Seller shall cause Buyer to be named as an additional insured on all insurance policies Seller has that pertain in any way to the ownership and operation of the Assets. On the Closing Date, Seller will provide Buyer with Certificates of Insurance naming Buyer as an additional insured, or other evidence, satisfactory to Buyer, of compliance with this Section 9.2.

                 10.      CLOSING CONDITIONS.

                          10.1    SELLER'S CLOSING CONDITIONS.  The obligation
of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                                  (a)      REPRESENTATIONS, WARRANTIES AND
COVENANTS. The (1) representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and (2) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects.

                                  (b)      CLOSING DOCUMENTS.  Buyer shall have
executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 11 hereof prior to or on the Closing Date.

                                  (c)      NO ACTION.  On the Closing Date, no
suit, action or other proceeding (excluding any such matter initiated by Seller or any of its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

                          10.2    BUYER'S CLOSING CONDITIONS.  The obligation
of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                                  (a)      REPRESENTATIONS, WARRANTIES AND
COVENANTS. The (1) representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and (2) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects.

                                  (b)      CLOSING DOCUMENTS.  Seller shall
have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 11 hereof prior to or on the Closing Date.

                                  (c)      NO ACTION.  On the Closing Date, no
suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

                 11. CLOSING. The consummation of the transactions contemplated hereby (the "CLOSING") shall occur, either in person or by facsimile, at the offices of Davis, Graham & Stubbs LLP on or before March 26, 1996 (the "CLOSING DATE") or at such other time and place as the parties may agree to in writing. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others (except where the documents involved indicate otherwise):

                          11.1    PAYMENT OF PURCHASE PRICE.  Buyer (i) does
hereby assume, pursuant to this Agreement, $23,100,000 of debt under the HS/Chase Credit Agreement; (ii) shall execute and deliver to Seller the Subordinated Note in the principal amount of $750,000.

                          11.2    SECTION 15.2 PAYMENT.  Seller shall pay to
Buyer, in cash or its equivalent, the amount due pursuant to Section 15.2, if any, as reimbursement for the expenses incurred in connection with this transaction.

                          11.3    NOTICE OF PREFERENTIAL RIGHTS AND CONSENTS.
Seller shall deliver to Buyer a copy of the notices sent to third parties regarding preferential rights to purchase and consents affecting the Assets with respect to the transactions contemplated by this Agreement.

                          11.4    ASSIGNMENT; OPTION.  Seller and Buyer shall
execute and deliver the Assignment and the Option. In addition, Seller shall prepare and Seller and Buyer shall execute such other conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations; provided, however, that any such separate or additional conveyances required pursuant to this
Section 11.4 or pursuant to Section 15.1 shall evidence the conveyance and assignment of the Assets made or intended to be made in the Assignment, (ii) shall not modify or be deemed to modify any of the terms, reservations, covenants and conditions set forth in the Assignment, and (iii) shall be deemed to contain all of the terms, reservations and provisions of the Assignment, as though the same were set forth at length in such separate or additional conveyance.

                          11.5    NON-FOREIGN OWNERSHIP AFFIDAVITS.  Seller
shall deliver to Buyer the affidavits of non-foreign ownership substantially in the form of Exhibit M, one stating that Seller is a non-foreign entity for federal income tax purposes, and the other stating that there is no obligation for Colorado withholding tax under C.R.S. Section 39-22-604.5.

                          11.6    [RESERVED]

                          11.7    EVIDENCE OF INSURANCE.  Seller shall provide
Buyer with certificates from Seller's insurers or other evidence that Buyer has been named an additional insured on Seller's policies affecting the Assets.

                          11.8    SELLER'S OFFICER'S CERTIFICATE.  Seller shall
execute and deliver to Buyer the Officer's Certificate, substantially in the form attached as Exhibit O.

                          11.9    OPINION OF SELLER'S COUNSEL.  Seller shall
deliver to Buyer the opinion of Seller's counsel, Davis, Graham & Stubbs LLP, substantially in the form of opinion set forth in Exhibit P.

                          11.10   BUYER'S MANAGER'S CERTIFICATE.  Buyer shall
execute and deliver to Seller the Manager's Certificate substantially in the form attached as Exhibit Q.

                          11.11   OPINIONS ON BEHALF OF BUYER.  Buyer shall
deliver to Seller the opinion of Richards, Layton & Finger (regarding existence and authority under Delaware law), substantially in the form set forth in Exhibit R:

                          11.12   MANAGEMENT AGREEMENT.  Seller and Buyer shall
execute and deliver the Management Agreement (the "MANAGEMENT AGREEMENT") and Memorandum of Management Agreement and Power of Attorney substantially in the forms set forth in Exhibit S.

                          11.13   ADDITIONAL INSTRUMENTS.  Seller and Buyer
shall execute, acknowledge and deliver to each other such additional instruments as are reasonable and customary to accomplish the purposes of this Agreement.

                 12.      POST-CLOSING MATTERS.

                          12.1    FILES AND RECORDS.  Following Closing, Seller
shall retain physical possession of all lease files, land files, division order files, production marketing files and production records in Seller's possession relating to the Assets (the "RECORDS"). However, except to the extent that Buyer's inspection thereof would violate legal constraints or legal obligations, Buyer shall have the right to inspect the Records in Seller's offices at any reasonable time. At Buyer's request in writing (which written request may be delivered by facsimile), to the extent that Seller's delivery thereof would not violate legal constraints or legal obligations, Seller shall make copies of the Records or materials in the Records at Seller's expense and shall deliver said copies to Buyer at Seller's expense.

                          12.2    SALES TAXES AND RECORDING FEES.  Seller shall
be responsible for making the payment to the proper authorities of all taxes and fees occasioned by the sale of the Assets, including without limitation, any transfer fees and sales taxes and any documentary, filing and recording fees required in connection with the filing and recording of any assignments or conveyances delivered hereunder in the appropriate county, federal and/or state records.

                          12.3    PURCHASE PRICE REBATES FOR DEFECTIVE
INTERESTS. At any time and from time to time if Buyer discovers that Seller breached the representation and warranty set forth in Section 7.9, 7.11, 7.12 or 7.13, Buyer may give Seller a Notice of Defective Interests, which notice shall describe the Defective Interest and the basis for the Defective Interest. Buyer shall be entitled to rebate in the Purchase Price for a Defective Interest which shall equal the difference between the Purchase Price and the product of the Purchase Price multiplied by a fraction, the numerator of which is the volume of reserves (net to Buyer) allocated to the Wells not affected by the Defective Interest and the denominator of which is the total volume of reserves (net to Buyer) allocated to all of the Wells in the Reserve Report; provided, however, that if the Defective Interest does not remain in effect during the entire productive life of the subject Well, such fact shall be taken into account in determining the amount of the rebate in the Purchase Price.

                          The rebate of the Purchase Price calculated above
shall be paid from Seller to Buyer. In addition to rebating a portion of the Purchase Price on account of Defective Interests, Buyer and Seller agree that all express gas volumes set forth in the Assignment shall each be decreased, as appropriate, by multiplying such volume by a fraction, the numerator of which is the aggregate volume of reserves associated with the Assets without such Defective Interest and the denominator of which is the total volume of reserves allocated to all of the Assets.

                          12.4    PURCHASE PRICE AND OTHER REBATES FOR
EXERCISED PREFERENTIAL PURCHASE RIGHTS, FAILURE TO OBTAIN CONSENTS. If the holder of any preferential purchase right exercises such right and Seller cannot validly convey the affected Asset to Buyer, or if a required consent (except for Governmental Consents) to assign is not obtained or deemed obtained on or before the Closing Date and the affected Asset cannot be validly conveyed to Buyer, a portion of the Purchase Price shall be rebated for the value of such affected Asset and such affected Asset shall be excluded from the Assets conveyed to Buyer pursuant to the terms hereof (collectively the "EXCLUDED ASSETS"). The amount of the rebate in the Purchase Price for an Excluded Asset shall be determined in accordance with the provisions of Section 12.3. In addition to rebating a portion of the Purchase Price on account of Excluded Assets, Buyer and Seller agree that all express gas volumes set forth in the Assignment shall each be decreased, as appropriate, for the Excluded Assets in accordance with the provisions of Section 12.3. Upon written request from Seller, Buyer shall reconvey to Seller all Excluded Assets, free and clear of any burdens, liens and encumbrances created by, through or under Buyer.

                          12.5    ALLOCATION OF COMMINGLED PRODUCTION AND COSTS
AND EXPENSES. Whether by the Seller's exercise of the Option or otherwise, Seller may have interests in the lands covered by the Leases that are not part of the Assets ("SELLER'S INTERESTS"), which are producing hydrocarbons into a Well and such hydrocarbons are commingled with the hydrocarbons produced from the Assets. Seller shall use reasonable efforts to ensure that hydrocarbon production from the Wells is allocated between Seller's Interests and the Assets on a reasonable basis, consistent with industry standards and in accordance with procedures, if any, that have been approved by appropriate state and federal agencies. Costs and expenses shall be allocated between the Seller's Interests and the Assets in accordance with the allocation of production between the Seller's Interests and the Assets; provided that costs and expenses directly attributable to Seller's Interests shall be allocated to such Seller's Interests, and costs and expenses directly attributable to the Assets shall be allocated to and debited against the Net Profits Account under the Assignment.

                          12.6    PERFORMANCE OF BUYER.  Each party shall be
entitled to the remedy of specific performance of the other party's obligations under this Agreement in order to be assured of the benefits contemplated under the Operative Documents.

                 13.      APPORTIONMENT OF LIABILITIES AND OBLIGATIONS.

                          13.1    BUYER.  Subject to Seller's exercise of the
Option and to the terms of the Management Agreement and the Reversion Interest, Buyer shall assume and pay for all costs, expenses, liabilities and obligations accruing or relating to the owning, operating or maintaining of the Assets or the producing, transporting and marketing of hydrocarbons from the Assets, relating to periods on and after the Effective Date, including without limitation, environmental obligations and liabilities, off-site liabilities associated with the Assets, the obligation to plug and abandon all Wells and reclaim all Well sites and all obligations arising under agreements covering or relating to the Assets (collectively, the "BUYER'S LIABILITIES").

                          13.2    SELLER.  Seller shall retain, assume and pay
for all costs, expenses, liabilities and obligations accruing or relating to the owning, operating or maintaining of the Assets or the producing, transporting and marketing of hydrocarbons from the Assets, relating to periods before the Effective Date, with respect to any Assets repurchased pursuant to the Option, relating to periods after such repurchase, and with respect to the Reversion Interests, relating to the period after the effective date of such reversion, including without limitation, environmental obligations and liabilities, the obligation to plug and abandon wells (to the extent relating to periods prior to the Effective Date), off site liabilities associated with the Assets, and all obligations arising under agreements covering or relating to the Assets (collectively, the "SELLER'S LIABILITIES").

                 14. INDEMNIFICATION. For the purposes of this Agreement, "LOSSES" shall mean any actual loss, cost and expense (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), liability, and damage (including those arising out of demands, suits, sanctions of every kind and character); provided, however, that in no event shall "LOSSES" be deemed to include consequential damages of a party to this Agreement.

                          14.1    BUYER'S INDEMNIFICATION OF SELLER.  Subject
to the terms of and the indemnification obligations contained in the Management Agreement, Buyer shall indemnify and hold harmless Seller, its officers, directors, shareholders, employees, representatives, agents, successors and assigns, forever, from and against all Losses and interest thereon which arise from or in connection with (i) the Buyer's Liabilities, and (ii) Buyer's breach of its representations, warranties and covenants in this Agreement.

                          14.2    SELLER'S INDEMNIFICATION OF BUYER.  Subject
to the terms of and the indemnification obligations contained in the Management Agreement, Seller shall indemnify and hold harmless Buyer; its officers; directors; members; employees; representatives; agents; successors and assigns; and the employees, representatives, agents, successors and assigns of such members forever, from and against all Losses and interest thereon which arise from or in connection with (i) the Seller's Liabilities, and (ii) Seller's breach of its representations, warranties and covenants in this Agreement regardless of Seller's knowledge if such representations or warranties are knowledge qualified; provided that the matters contemplated in (ii) above shall not apply to the representations set forth in Section 7.6.

                          14.3    THIRD PARTY CLAIMS.  If a claim by a third
party is made against Seller or Buyer (an "INDEMNIFIED PARTY"), and if such party intends to seek indemnity with respect thereto under this Section 14, such Indemnified Party shall promptly notify Buyer or Seller, as the case may be (the "INDEMNITOR"), of such claims. The Indemnitor shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor's cost and expense, (1) has undertaken the defense of, and assumed full responsibility for all Losses with respect to, such claim, and (2) is reasonably contesting such claim in good faith, by appropriate proceedings, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all Losses with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

                 15.      MISCELLANEOUS.

                          15.1    FURTHER ASSURANCES.  Seller and Buyer shall
execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Agreement and any document, certificate or other instrument delivered pursuant hereto.

                          15.2    EXPENSES.  Seller shall pay the costs, taxes
and fees associated with the negotiation and closing of the transaction contemplated by this Agreement. Seller agrees to pay the reasonable costs and expenses of Williamson Petroleum Consultants, Inc. incurred in connection with this transaction.

                          15.3    NOTICES.  All notices under this Agreement
shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered or telecopied, when received, (ii) if mailed, three business days after mailing, certified mail, return receipt requested, or (iii) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

                 If to Seller:

                 HS Resources, Inc.
                 1 Maritime Plaza, 15th Floor
                 San Francisco, California  94111
                 Attn:  Chief Financial Officer
                 Telephone:  (415) 433-5795
                 Fax:  (415) 433-5811

                 with a copy to:

                 HS Resources, Inc.
                 1999 Broadway, Suite 3600
                 Denver, Colorado  80202
                 Attn:  General Counsel
                 Telephone:  (303) 296-3600
                 Fax:  (303) 296-3601

                 If to Buyer:

                 Wattenberg Resources Land, L.L.C.
                 c/o David G. Stolfa, Manager
                 3300 South Columbia Circle
                 Englewood, Colorado  80110
                 Telephone:  (303) 762-9990
                 Fax:  (303) 762-9992

                 with a copy to:

                 The Chase Manhattan Bank
                 1 Chase Manhattan Plaza
                 New York, New York  10081
                 Attention: Rick Betz
                 Telephone: (212) 552-2680
                 Fax:  (212) 552-1687

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

                          15.4    SURVIVAL.  The representations, warranties,
covenants, agreements and indemnities included or provided in this Agreement shall survive the Effective Date. The doctrine of merger shall not cause any representation, warranty, covenant, agreement or indemnity under this Agreement to terminate as a result of Buyer and Seller entering into the Assignment, Option or any other instrument contemplated hereunder.

                          15.5    CONFIDENTIALITY.  Buyer and Seller shall keep
this Agreement confidential except to the extent each may be required to disclose the contents hereof by recording the Assignment, Option, and Memorandum of Management Agreement and Power of Attorney in the real property records in the counties where the Assets are located or filing the official forms of conveyances covering the Assets with appropriate governmental authorities, the IRS or to the extent required in the operation of the Assets, pursuant to the Management Agreement, by law, regulation or order, in connection with obtaining third party consents and waivers of preferential purchase rights and other matters, or in connection with any public announcement issued in accordance with Section 15.6 hereof.

                          15.6    ASSIGNMENT; RIGHTS OF LENDER UNDER CREDIT
AGREEMENT. Neither Buyer nor Seller may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other party; provided, however, that Buyer may grant an interest in the Operative Documents to secure its obligations under any Credit Agreement it enters into in order to refinance the debt assumed by Buyer pursuant to this Agreement (the "LLC CREDIT AGREEMENT"). Seller and Buyer agree that Buyer's right to take any action, grant any consent or waiver in connection with any Operative Document may be subject to the prior consent of the lender banks under such LLC Credit Agreement.

                          15.7    BINDING EFFECT.  This Agreement shall be
binding upon and shall inure to the benefit of the parties hereto and their successors and, subject to Section 15.7 hereof, their assigns.

                          15.8    COMPLETE AGREEMENT.  When executed by the
authorized representative of Seller and Buyer, this Agreement, the Exhibits hereto and the documents to be delivered pursuant hereto shall constitute the complete agreement between the parties. This Agreement may be amended only by a writing signed by both parties.

                          15.9    KNOWLEDGE.  As used in this Agreement, the
term "KNOWLEDGE," "BEST KNOWLEDGE" or any variations thereof shall mean the actual knowledge of any fact, circumstance or condition by the officers or employees at a manager or higher level of the party involved as such knowledge has been obtained in the performance of their duties in the ordinary course of business after making reasonable and appropriate inquiries.

                          15.10   GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF

COLORADO WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

                          15.11   COUNTERPARTS.  This Agreement may be executed
in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.





                     [THIS SPACE INTENTIONALLY LEFT BLANK]

         EXECUTED as of the date first above mentioned.


                                           BUYER:

                                           WATTENBERG RESOURCES LAND, L.L.C.

                                           By:    Its Manager, David G. Stolfa


                                                 By: /s/ DAVID G. STOLFA
                                                    -------------------------
                                                    David G. Stolfa, Manager


                                           SELLER:

                                           HS RESOURCES, INC.


                                           By: /s/ NAME:  JAMES E. DUFFY
                                               -------------------------------
                                               Name:  James E. Duffy
                                               Title:   Vice President



                                           ORION ACQUISITION, INC.


                                           By: /s/ NAME:  JAMES E. DUFFY
                                               -------------------------------
                                               Name:  James E. Duffy
                                               Title:   Vice President

STATE OF COLORADO                 )
                                  ) ss.
COUNTY OF DENVER                  )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996 by David G. Stolfa in his capacity as Manager of Wattenberg Resources Land, L.L.C., a Delaware limited liability company on behalf of the company.

                 Witness my hand and official seal.

                 My commission expires: 3-26-98

[SEAL]
                                                          /s/ COLLEEN RICHARDS
                                                          ---------------------
                                                          Notary Public



STATE OF COLORADO                 )
                                  ) ss.
COUNTY OF DENVER                  )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996 by James E. Duffy, as Vice President of HS Resources, Inc., a Delaware corporation on behalf of the corporation.


                 Witness my hand and official seal.

                 My commission expires: 3-26-98

[SEAL]
                                                          /s/ COLLEEN RICHARDS
                                                          ---------------------
                                                          Notary Public

STATE OF COLORADO                 )
                                  ) ss.
COUNTY OF DENVER                  )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996 by James E. Duffy, as Vice President of Orion Acquisition, Inc., a Delaware corporation on behalf of the corporation.


                 Witness my hand and official seal.

                 My commission expires: 3-26-98

[SEAL]
                                                          /s/ COLLEEN RICHARDS
                                                          ---------------------
                                                          Notary Public